Distribution Agreement

Amended and Restated as of August 19, 2008

This Distribution Agreement, entered into the 12th day of June, 1987, and amended and restated as of August 19, 2008 by and between Baron Capital, Inc. (“BCI”), a New York corporation and Baron Investment Funds Trust (formerly known as Baron Asset Fund), a Massachusetts business trust (the “Trust”) with respect to the shares of beneficial interest of all series of the Trust now in existence or subsequently created (each, a “Fund” and collectively, the “Funds”).

WHEREAS, the Trust is an open-end, diversified management investment company and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”) that wishes to employ BCI to distribute shares of the Funds (the “Shares”) pursuant to a Plan of Distribution pursuant to Rule 12b-l under the 1940 Act (the “Plan”); and

WHEREAS, BCI is a registered broker-dealer and member of the Financial Industry Regulatory Authority (formerly known as the National Association of Securities Dealers, Inc.) and is willing to distribute the Shares pursuant to the Plan;

NOW THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, the parties hereby agree as follows:

1.	The Trust represents that the Plan is a written plan contemplated by Rule 12b-l under the 1940 Act and has been duly approved by the Funds’ Board of Trustees including a majority of whom are not interested persons of the Funds.

2.	(a) BCI shall act as the exclusive agent for the Funds for the continuous public offering of Shares to commence after the effectiveness of the Funds’ initial registration statement filed pursuant to the Securities Act of 1933, as amended (the “1933 Act”) and the 1940 Act. BCI shall use its best efforts to sell the Shares.

(b) BCI in its discretion may purchase from the Funds as principal and may sell shares to such registered and qualified retail dealers as it may select. In making agreements with such dealers, BCI shall act only as principal and not as agent for the Funds.

(c) BCI is authorized on behalf of the Funds to purchase Shares presented to it by dealers at the price determined in accordance with, and in the manner set forth in the Funds’ most current prospectus (the Funds’ most current prospectus and statement of additional information are collectively referred to herein as the “Prospectus”).

3.	(a) The Trust agrees to cause the Funds to sell their Shares so long as there are Shares available for sale except for such times at which the sale of Shares has been suspended by order of the Trustees or order of the United States Securities and Exchange Commission; and to deliver certificates (if any) for, or cause the Funds’ transfer agent to issue confirmations evidencing, such Shares registered in such names and amounts as BCI has requested in writing, as promptly as practicable after receipt by the Funds of payment at the net asset value thereof.

(b) The Trust shall cause the Funds to keep BCI fully informed with regard to its affairs and to furnish copies of all information, financial statements and other papers which BCI may reasonably request for use in connection with the distribution of Shares of the Funds, and this shall include one certified copy, upon request by BCI, of all financial statements prepared by the Funds and audited by the Funds’ independent accountants and such reasonable number of copies of the Prospectus and annual and interim reports as BCI may request and shall cooperate fully in the efforts of BCI to sell and arrange for the sale of the Funds’ Shares and in the performance of BCI under this Agreement.

(c) The Trust shall take, from time to time, all such steps, including payment of the related filing fee, as may be necessary to register the Shares under the 1933 Act and to make available for sale such number of Shares as BCI may be expected to sell. The Trust agrees to file from time to time such amendments, reports and other documents as may be necessary in order that there may be no untrue statement of a material fact in a registration statement or Prospectus, or necessary in order that there may be no omission to state a material fact in a registration statement or Prospectus which omission would make the statements therein misleading.

(d) The Trust shall cause the Funds to use their best efforts to qualify and maintain the qualification of an appropriate number of Shares for sale under the securities laws of such states as BCI and the Funds may approve, and, if necessary or appropriate in connection therewith, to qualify and maintain the qualification of the Funds as a broker or dealer in such states; provided that the Trust shall not be required to amend its Declaration of Trust or By-laws to comply with the laws of any state, to maintain an office in any state, to change the terms of the offering of the Shares in any state from the terms set forth in the registration statement and Prospectus, to qualify as a foreign corporation in any state or to consent to service of process in any state other than with respect to claims arising out of the offering of the Shares. BCI shall furnish such information and other material relating to its affairs and activities as may be required by the Funds in connection with such qualifications.

4.	(a) The Trust agrees that the Funds shall bear all costs and expenses of the continuous offering of Shares in connection with: (i) fees and disbursements of counsel and independent accountants, (ii) the preparation, filing and printing of any registration statements and/or prospectuses required by and under the federal securities laws, (iii) the preparation and mailing of annual and interim reports, Prospectuses and proxy materials to shareholders, (iv) the qualifications of the Shares for sale and of the Funds pursuant to Section 3(d) hereof and the cost and expenses payable to each such state for continuing qualification therein and (v) any expenses assumed by the Funds pursuant to the Plan.

(b) BCI shall bear: (i) the costs and expenses of preparing, printing and distributing any materials not prepared by the Funds and other materials used by BCI in connection with its offering of the Shares for sale to the public, including the additional cost of printing copies of the Prospectus and of annual and interim reports to shareholders, other than copies thereof required for distribution to existing shareholders or for filing with any federal securities authorities, (ii) any expenses of advertising incurred by BCI in connection with such offering and (iii) the expenses of registration or qualification of BCI as a dealer or broker under federal or state laws and the expenses of continuing such registration or qualification.

5.	All orders for the purchase or redemption of any Shares shall be executed promptly at the then current net asset value per share, in each case described in the Prospectus including any supplements or amendments thereto. The minimum initial and subsequent purchase orders shall be as set forth in the Prospectus. All orders are subject to acceptance by the Funds.

6.	BCI shall not make any representations concerning the Shares other than those contained in the Prospectus or in promotional materials furnished to BCI by the Funds. BCI shall not furnish or cause to be furnished to any person any information or materials relating to the Funds except such information or materials as may be provided to BCI by the Funds.

7.	BCI shall not offer or sell Shares except pursuant to the terms of the Prospectus and in compliance with applicable federal and state securities laws. In connection with the offer and sale of Shares, BCI shall deliver or cause to be delivered to each person to whom any such offer or sale is made, at or prior to the time of such offer or sale, a copy of the prospectus and, upon request, the statement of additional information. BCI shall request from each customer to whom it sells Shares a taxpayer identification number certification and shall notify the Funds or its designee of any failure to obtain such identification number. The Trust agrees to cause the Funds to supply BCI with copies of the Prospectus and any such other materials and information relating to the Funds in reasonable quantities upon request.

8.	The Funds are authorized to pay BCI, as distributor of the Shares, a distribution fee equal to 0.25% per annum of each Fund’s average daily net assets. Such distribution fee payable to BCI shall be reduced by the amount, if any, BCI receives as a contingent deferred sales charge pursuant to the Prospectus. The Funds shall pay the distribution fee to BCI in connection with its activities or expenses primarily intended to result in the sale of Shares, including, but not limited to:

(a)	compensation to registered representatives or other employees of BCI;

(b)	compensation to and expenses of employees of BCI who engage in or support the distribution of Shares or who service shareholder accounts;

(c)	compensation for providing administrative assistance to the Funds or their shareholders, including but not limited to: (i) preparing, printing and distributing promotional and advertising materials; (ii) preparing, printing and distributing the Prospectus and reports to other than current shareholders; (iii) telephone calls and lines; (iv) interest expenses; and

(d)	commissions and other fees to brokers, dealers or other financial intermediaries who have introduced investors to the Funds.

9.	If and to the extent the following expenses are primarily intended to result in the sale of Shares within the meaning of Rule 12b-1, they are exempted from the limits set forth above:

(a)	costs of the preparation, printing and/or reproducing and mailing all required reports and notices to shareholders of the Funds;

(b)	costs of preparing, printing and/or reproducing and mailing all proxy statements and proxies, whether or not such proxy materials include any item relating to or directed toward the sale of Shares;

(c)	costs of preparing, printing and/or reproducing and mailing all Prospectuses;

(d)	all legal and accounting fees relating to the preparation of any such report, prospectus and proxy materials;

(e)	all fees and expenses relating to the qualification of the Funds and/or their Shares under the securities or “Blue Sky” laws of any jurisdiction;

(f)	all fees under the 1940 Act and the 1933 Act, including fees in connection with any application for exemption relating to or directed toward the sale of Shares;

(g)	all fees and assessments, if any, of the Investment Company Institute or any successor organization, whether or not its activities are designed to provide sales assistance;

(h)	all costs of preparing and mailing confirmations of Shares sold or redeemed and reports of Share balances; and

(i)	all costs of responding to telephone or mail inquiries of shareholders or prospective shareholders.

10.	BCI shall report to the Funds in writing, at least quarterly, the amounts of all expenditures, the identity of the payees and the purpose for which such expenditures were made for the preceding fiscal quarter.

11.	The procedures relating to all orders and the handling thereof will be subject to the terms of the Prospectus and the Funds’ written instructions to BCI from time to time. No conditional orders will be accepted. BCI shall transmit such orders as are so accepted by the Funds’ transfer agent as promptly as practicable. Purchase orders shall be deemed effective at the time and in the manner set forth in the Prospectus. BCI agrees that (a) BCI shall not effect any transactions (including, without limitation, any purchases and redemptions) in any Fund Shares registered in the name of, or beneficially owned by, any customer unless such customer has granted BCI full right, power and authority to effect such transactions on his behalf, and (b) the Funds, the transfer agent and their respective officers, directors or trustees, agents, employees and affiliates shall not be liable for, and shall be fully indemnified and held harmless by BCI from and against, any and all claims, demands, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) which may be incurred by the Fund or any of the foregoing persons entitled to indemnification from BCI hereunder arising out of or in connection with the execution of any transactions in Fund Shares registered in the name of, or beneficially owned by, any customer in reliance upon any oral or written instructions believed to be genuine and to have been given by or on behalf of BCI.

12.

The Trust agrees to indemnify, defend and hold BCI, its officers and directors, and any person who controls BCI within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any reasonable counsel fees incurred in connection therewith) which BCI, its officers and directors, or any such controlling person, may incur under the 1933 Act or under common law or otherwise, arising out of or based upon (i) any breach of any representation, warranty or covenant made by the Trust herein, or (ii) any failure by the Trust to perform its obligations as set forth herein, or (iii) any untrue statement, or alleged untrue statement, of a material fact contained in any Prospectus, or arising out of or based upon any omission, or alleged omission, to state a material fact required to be stated in the Prospectus, or necessary to make the statements in the Prospectus not misleading; provided, however, that the Trust’s agreement to indemnify BCI, its officers and directors, and any controlling person shall not be deemed to cover any claims, demands, liabilities or expenses arising out of any untrue statement or alleged untrue statement or omission or alleged omission made in the Prospectus in reliance upon and in conformity with written information furnished to the Funds by BCI specifically for use in the preparation thereof. The Trust’s agreement to indemnify BCI, its officers and directors, and any such controlling person, as aforesaid, is expressly conditioned upon the Trust being notified of any action brought against BCI’s officers or directors, or any such controlling person, such notification to be given by letter or by fax, electronic mail or similar means of same day delivery received by the Trust at its address as specified in Paragraph 12 of this Agreement within seven (7) days after the summons or other first legal process shall have been served. The failure to so notify the Trust of any such action shall not relieve the Trust from any liability which it may have to the person against whom such action is brought by reason of any such breach, failure or untrue, or alleged untrue, statement or omission, or alleged omissions otherwise than on account of the Trust’s indemnity agreement contained in this Paragraph. The Trust will be entitled to assume the defense of any suit brought to enforce any such claim, demand, liability or expense. In the event that the Trust elects to assume the defense of any such suit and retain counsel, the defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by any of them; but in case the Trust does not elect to assume the defense of any such suit, the Trust will reimburse BCI, its officers and directors, or controlling persons named as defendants in such suit, for the fees and expenses of any counsel retained by BCI or them. The indemnification agreement contained in this Paragraph shall remain operative and in full force and effect regardless of any investigation made by or on behalf of BCI, its officers and directors, or any controlling person, and shall survive the delivery of any Fund Shares and termination of this Agreement. This agreement of indemnity will inure exclusively to BCI’s benefit and to the benefit of any controlling persons and their successors.

13.	BCI agrees to indemnify, defend and hold the Trust and its officers and directors, and any person who controls the Trust within the meaning of Section 15 of the 1933 Act, as amended, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any reasonable counsel fees incurred in connection therewith) which the Trust and its officers and directors, or any such controlling person, may incur under the 1933 Act or under common law or otherwise, arising out of or based upon (i) any breach of any representation, warranty or covenant made by BCI herein, (ii) any failure by BCI to perform its obligations as set forth herein, or (iii) any untrue, or alleged untrue, statement of a material fact contained in the information furnished by BCI to the Trust specifically for use in the Prospectus, or used in the answers to any of the items of the Prospectus, or arising out of or based upon any omission, or alleged omission, to state a material fact in connection with such information furnished by BCI to the Trust and required to be stated in such answers or necessary to make such information not misleading. BCI’s agreement to indemnify the Trust and its officers and trustees and any such controlling person, as aforesaid, is expressly conditioned upon BCI’s being notified of any action brought against any person or entity entitled to indemnification hereunder, such notification to be given by letter of by fax, electronic mail or similar means of same day delivery received by BCI at its address as specified in Paragraph 12 of the Agreement within seven (7) days after the summons or other first legal process shall have been served. BCI shall have the right to control the defense of such action, with counsel of its own choosing, provided that the Funds consent to the use of such counsel, which consent shall not be unreasonably withheld, if such action is based solely upon such alleged misstatement or omission on BCI’s part, and in any other event each person or entity entitled to indemnification hereunder shall have the right to participate in the defense or preparation of the defense of any such action. The failure to so notify BCI of any such action shall not relieve BCI from any liability which it may have to the Trust or its officers and directors, or to any such controlling person, by reason or any such breach, failure or untrue, or alleged untrue, statement or omission, or alleged omission, otherwise than on account of BCI’s indemnity agreement contained in this Paragraph. The indemnification agreement shall remain operative and in full force effect regardless of any investigation made by or on behalf of any person entitled to indemnification pursuant to this Paragraph and shall survive the delivery of any Fund Shares and termination of this Agreement. Such agreements of indemnity will inure exclusively to the benefit of the persons entitled to indemnification from BCI pursuant to this Agreement and their respective estates, successors and assigns.

14.

All notices required or permitted to be given pursuant to this agreement shall be given in writing and delivered by personal delivery, registered or certified first class mail, or by fax or electronic mail or similar means of same day delivery to Baron Capital, Inc. at 767 Fifth Avenue, 49th Floor, New York, NY 10153 and to the Trust at 767 Fifth Avenue, 49th Floor, New York, NY 10153.

15.	This Agreement shall commence on the date first set forth above. This Agreement shall continue in effect for a period more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act. This Agreement shall terminate automatically in the event of its assignment (as defined by the 1940 Act). In addition, this Agreement may be terminated by either party at any time, without penalty, on not more than sixty days nor less than thirty days written notice to the other party.

16.	It is understood and expressly stipulated that none of the Trustees, officers, agents or shareholders of the Trust shall be personally liable hereunder. The name “Baron Investment Funds Trust” is the designation of the Trustees under a Declaration of Trust dated February 19, 1987, as amended on November 16, 2004 and all persons dealing with the Trust must look solely to the property of the Trust for the enforcement of any claims against the Trust as neither the Trustees, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Fund.

17.	This agreement shall be governed by the laws of the State of New York.

18.	This agreement constitutes the entire agreement between the parties hereto and may be amended only by a writing signed by the parties hereto. This agreement may not be assigned by either party without the prior written consent of the other party.

Dated:	New York, New York
August 19, 2008

Baron Investment Funds Trust, on behalf of itself and each of its series

By	/s/ Linda S. Martinson
Name:	Linda S. Martinson
Title:	President and Chief Operating Officer

Baron Capital, Inc.

By	/s/ Patrick M. Patalino
Name:	Patrick M. Patalino
Title:	Chief Legal Officer